OMB APPROVAL
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB Approval: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response………………5.0

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             June 25, 2008

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN 55425
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 25, 2008, Southwest Casino Corporation entered into a Modification and Extension of Consulting Agreement (the “Agreement”) with Operadora Dominicana Macao, S.A., a subsidiary of Palace Resorts, under which Southwest will manage the casino at the Moon Palace Casino, Golf and Spa Resort in Punta Cana, Dominican Republic.  The casino will be part of a 1700-room, all-inclusive luxury resort that Palace Resorts is constructing on the far eastern tip of the Dominican Republic.  Palace Resorts plans to open the resort in Fall 2008.  Southwest has been consulting with Palace Resorts on the design, development and operation of the casino since September 2007.

Under the new Agreement, Southwest will continue to assist Palace Resorts in all phases of design, game selection, training and equipping the casino as a consultant and then manage the casino for five years after it opens in late 2008 or early 2009.  As manager, Southwest will be responsible for all aspects of casino operations including equipping and maintaining the casino, internal controls and accounting, budgeting, casino employment, security and compliance.  Southwest will work with Palace Resorts to market the casino and the resort as a gaming destination.  Southwest previously received a consulting fee of $50,000 per month under a Consulting Agreement that would have terminated in August 2008.  Under the Modification and Extension of Consulting Agreement, Southwest will continue to receive a $50,0000 monthly consulting fee until the casino opens.

Beginning in the first full calendar month after the casino opens, Southwest will receive management fees equal to 5 percent of net casino revenue (as defined in the Agreement).  If the 5 percent management fee is less than $100,000 in any month, Southwest will receive a minimum management fee of $100,000.  The amount by which the 5 percent management fee is less than $100,000 in any month will then be deducted from the management fee due in any month when 5 percent of net casino revenue exceeds $100,000.  All amounts due to Southwest in excess of $100,000 per month will be paid to Southwest by Palace Resorts after delivery and acceptance of the annual audit of the casino operations.

Southwest or Palace Resorts may terminate the Agreement if (a) any payment is not made within 10 days of the due date, (b) any material default is not cured within 30 days after notice, (c) upon bankruptcy or insolvency of the other party, (d) Southwest loses any license required to perform its services under the agreement, or (e) after review, Palace determines that Southwest does not have adequate insurance in place.  Palace Resorts may also terminate the Agreement if, after the second full year of operations, net casino revenues are more than 30 percent below budget or if at the end of a 6-month period the casino’s win percentage for certain games is 25 percent or more below the reported win percentage for the Las Vegas strip.

Southwest has agreed to indemnify Palace Resorts against claims rising from its bad faith, willful misconduct, willful negligence or fraud.  The foregoing description of the terms and conditions of the Modification and Extension of Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.  A copy of the press release announcing entry into this agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(c)   Exhibits.

Exhibit No.	Description	Method of Filing
10.1	Modification and Extension of Consulting Agreement between Southwest Casino Corporation and Operadora Dominicana Macao, S.A. dated June 25, 2008.	Filed herewith
99.1	Southwest Casino Corporation Press Release dated June 26, 2008.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: July 1, 2008
	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President